EXHIBIT 99: Copy of audited consolidated financial statements and financial statement schedules of Healthtrust and the unaudited pro forma condensed combined financial statements of Columbia and Healthtrust







                 HEALTHTRUST, INC. - THE HOSPITAL COMPANY
               INDEX OF FINANCIAL STATEMENTS AND FINANCIAL
                           STATEMENT SCHEDULES



                                                        Page No.

Report of Independent Auditors...........................  A-2

Consolidated Balance Sheets - August 31, 1994 and 1993...  A-3

Consolidated Statements of Operations - Years
    Ended August 31, 1994, 1993 and 1992.................  A-5

Consolidated Statements of Stockholders'
    Equity - Years Ended August 31, 1994, 1993 and 1992..  A-6

Consolidated Statements of Cash Flows -
    Years Ended August 31, 1994, 1993 and 1992...........  A-7

Notes to Consolidated Financial Statements...............  A-9

The following financial statement schedules of the Company are included in Item 14 (d)

Schedule V - Property, Plant and Equipment............... A-29

Schedule VI - Accumulated Depreciation, Depletion and
    Amortization of Property, Plant and Equipment........ A-30

Schedule VIII - Valuation and Qualifying Accounts........ A-31

All other schedules of the Company for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or have been disclosed in the notes to financial statements and therefore have been omitted.

                          Audited Consolidated
                          Financial Statements



                Healthtrust, Inc. - The Hospital Company




               Years Ended August 31, 1994, 1993 and 1992
                  with Report of Independent Auditors



Report of Independent Auditors


Board of Directors
Healthtrust, Inc.-The Hospital Company

We have audited the accompanying consolidated balance sheets of Healthtrust, Inc.-The Hospital Company as of August 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended August 31, 1994. Our audits also included the financial statement schedules listed in the Index. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Healthtrust, Inc.-The Hospital Company at August 31, 1994 and 1993, and the consolidated results of operations and cash flows for each of the three years in the period ended August 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




                                        Ernst & Young LLP


Nashville, Tennessee
October 14, 1994

Healthtrust, Inc. - The Hospital Company
Consolidated Balance Sheets

                                                       August 31,
                                                  1994            1993
                                                     (In Thousands)
Assets
Current assets:
  Cash and cash equivalents                 $     92,327        $  151,346
  Accounts receivable, less allowances
      for doubtful accounts of $175,838
      in 1994 and $107,758 in 1993               549,554           346,491
  Receivables from hospital sales                      -            95,653
  Supplies                                        86,576            51,740
  Other current assets                           113,752            25,692

Total current assets                             842,209           670,922

Property, plant and equipment:
  Land                                           214,536           141,148
  Buildings and improvements                   1,495,829           987,372
  Equipment                                    1,168,015           895,190
  Construction in progress                       112,179           144,655

                                               2,990,559         2,168,365
Less accumulated depreciation                    736,863           600,853
                                               2,253,696         1,567,512

Excess of purchase price over net assets
  acquired                                       736,189           178,549
Unamortized loan costs                            26,768            16,978
Investments in affiliates                         58,404            56,154
Other assets                                      50,016            46,598

                                            $  3,967,282      $  2,536,713

Liabilities and stockholders' equity

Current liabilities:
  Accounts payable                          $    153,821       $    109,545
  Employee compensation and benefits             189,317            118,545
  Interest payable                                43,373             29,229
  Income taxes payable                                 -             26,047
  Other accrued liabilities                      128,011             67,848
  Current maturities of long-term debt            44,543            100,605

Total current liabilities                        559,065            451,819

Long-term debt                                 1,740,872            948,604
Deferred income taxes                             91,230            133,385
Deferred professional liability risks            215,503            140,124
Other liabilities                                335,008            207,124

Stockholders' equity:

  Common stock, $.001 par value - authorized
      400,000,000 shares, issued and
      outstanding 90,733,447 in 1994 and
      81,065,074 in 1993                              91                 81
  Paid-in capital                              1,021,929            826,350
  Deferred compensation                                -             (1,162)
  Retained earnings (deficit)                      3,584           (169,612)
                                               1,025,604            655,657

                                            $  3,967,282        $ 2,536,713

See accompanying notes.

Healthtrust, Inc. - The Hospital Company

Consolidated Statements of Operations


                                                        Year Ended August 31,
                                               1994             1993             1992
                                                (In Thousands, except per share data)
Net operating revenue                     $ 2,970,036      $  2,394,567      $  2,265,265

Costs and expenses:
  Hospital service costs:
    Salaries and benefits                   1,121,496           886,645           850,723
    Supplies                                  404,734           346,972           325,874
    Fees                                      321,973           270,063           259,745
    Other expenses                            317,395           239,333           222,582
    Bad debt expense                          196,013           145,538           137,074
                                            2,361,611         1,888,551         1,795,998

  Depreciation and amortization               166,001           132,688           127,509
  Interest                                    113,741            99,787           119,556
  ESOP/pension expense                         44,497            38,991            38,725
  Deferred compensation expense                 1,162             4,279             8,104
  Other income (net)                          (15,686)           (7,553)           (4,617)
                                            2,671,326         2,156,743         2,085,275

  Income before minority interests,
    income taxes and extraordinary
    charges                                   298,710           237,824           179,990

  Minority interests                            9,440            11,958            15,316

  Income before income taxes
    and extraordinary charges                 289,270           225,866           164,674

  Income tax expense                          116,074            90,675            71,432

  Income before extraordinary charges         173,196           135,191            93,242

  Extraordinary charges on early
     extinguishments of debt (net of tax
     benefits of $7,723 and $27,959)                -            13,633           136,352

  Net income (loss)                           173,196           121,558           (43,110)

  Dividends paid and discount accretion on
      preferred stock                               -                 -            24,582

  Net income (loss) to common stockholders $  173,196      $    121,558      $    (67,692)

  Weighted average common shares           87,444,065        83,540,815        76,769,481


  Income (loss) per common share:
    Income before extraordinary charges    $     1.98      $       1.62      $       0.90
    Extraordinary charges                           -              0.16              1.78

  Net income (loss)                        $     1.98      $       1.46      $      (0.88)

See accompanying notes.

Healthtrust, Inc. - The Hospital Company
Consolidated Statements of Stockholders' Equity

                                                     Notes                       Retained
                              Common      Paid-In    Receivable     Deferred     Earnings
                              Stock       Capital    From ESOP    Compensation   (Deficit)
                                                   (In Thousands)
Balances at September 1, 1991  $   60   $  748,612   $(392,739)   $ (19,890)   $ (248,060)

   Issuance of common stock        40      525,209
   Purchase of common stock        (3)     (31,291)
   Receipt and retirement of
       common stock in
       satisfaction of notes
       receivable from ESOP       (24)    (384,728)    384,752
   Shares forfeited under
       stock benefit plans                  (6,264)                   6,264
   Deferred compensation
       accrual                                                        8,104
   ESOP accrual                                          7,987
   Dividends paid and discount
       accretion on preferred
       stock                               (24,582)
   Other                            8          491
   Net loss                                                                       (43,110)

Balances at August 31, 1992        81      827,447           0       (5,522)     (291,170)

   Deferred compensation
       accrual                                                        4,279
   Other                                    (1,097)                      81
   Net income                                                                     121,558

Balances at August 31, 1993        81      826,350           0       (1,162)     (169,612)

   Issuance of common stock        10      196,535
   Deferred compensation
       accrual                                                        1,162
   Other                                     (956)
   Net income                                                                     173,196

Balances at August 31, 1994    $   91  $1,021,929    $       0    $       0     $   3,584

See accompanying notes.

Healthtrust, Inc. - The Hospital Company
Consolidated Statements of Cash Flows

                                                               Year Ended August 31,
                                                        1994            1993            1992
                                                                   (In Thousands)
Operating activities

Net income (loss)                                   $  173,196      $  121,558      $  (43,110)
Adjustments to reconcile net income
   (loss) to cash flows provided by operating
    activities:
   Depreciation                                        151,955         124,781         119,993
   Extraordinary charges                                     -          21,356         164,311
   Noncash ESOP/pension expense                         32,413          13,467          38,725
   Noncash professional liability expense               15,570          12,112          21,079
   Amortization                                         14,046           7,907           7,516
   Deferred tax expense (benefit)                       71,231         (31,735)         35,300
   Decrease in accounts
       and agency receivables                            7,683          10,151          41,605
   Increase (decrease) in accounts payable
       and accrued liabilities                         (89,725)         78,413          19,302
   Other                                                (7,618)          6,529          25,386

Net cash provided by operating activities              368,751         364,539         430,107

Investing activities

Acquisition of hospital facilities                    (380,916)       (101,935)              -
Purchases of property, plant and
    equipment                                         (220,975)       (219,506)       (178,138)
Proceeds from sales of property, plant
    and equipment                                       97,349          38,583          24,282
Other                                                   (5,054)         (7,977)         (1,250)

Net cash used in investing activities               $ (509,596)     $ (290,835)     $ (155,106)

Financing activities

Principal payments on long-term debt                $ (452,682)     $ (628,750)     $ (613,521)
Proceeds from long-term borrowings                   1,128,000         832,000       1,440,000
Proceeds from common stock issuances                   172,849               -         525,249
Purchase of common stock                                     -          (4,498)        (31,294)
Purchase of preferred stock and warrants                     -               -        (600,000)
Purchase of long-term debt securities                 (754,081)       (283,483)     (1,070,411)
Payment of debt issuance costs                         (12,260)        (10,227)        (50,039)
Net cash provided by (used in) financing activities     81,826         (94,958)       (400,016)
Increase (decrease) in cash and cash
    equivalents                                        (59,019)        (21,254)       (125,015)

Cash and cash equivalents at beginning
    of year                                            151,346         172,600         297,615

Cash and cash equivalents at end of year            $   92,327      $  151,346      $  172,600
Cash paid during the year for:
   Interest                                         $  101,481      $  103,236      $   97,096
   Income taxes                                     $   90,585      $   83,931      $    9,996

See accompanying notes.

1.  Accounting Policies

Healthtrust, Inc. - The Hospital Company (the "Company") is engaged primarily in the operation of hospitals and other medical facilities. The majority of the Company's hospitals and other medical facilities were acquired from a subsidiary of Hospital Corporation of America ("HCA") during September 1987. HCA merged with Columbia Hospital Corporation to form Columbia/HCA Healthcare Corporation ("Columbia") during 1994.

The Company is structured so that employees of the Company have a significant beneficial ownership of the Company's common stock through their participation in the Company's benefit plans.


Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and all its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in affiliates (20% to 50% ownership) are recorded using the equity method of accounting.


Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.


Accounts Receivable

The Company receives payment for services rendered from federal and state agencies (under the Medicare, Medicaid and Champus programs), private insurance carriers, employers, managed care programs and patients. During the years ended August 31, 1994 and 1993, approximately 45% and 42%, respectively, of the Company's net operating revenue related to patients participating in the Medicare and Medicaid programs. The Company recognizes that revenue and receivables from government agencies are significant to the Company's operations, but the Company does not believe that there are any significant credit risks associated with these government agencies.

The Company does not believe that there are any other significant concentrations of revenue from any particular payor that would subject the Company to any significant credit risks in the collection of its accounts receivable.


Supplies

Supplies are recorded at the lower of cost (first-in, first-out) or market.


Property, Plant and Equipment

Property, plant and equipment is recorded at cost.

Depreciation is computed by the straight-line method over the estimated useful lives of the buildings and improvements (principally 20 to 40 years) and equipment (principally 4 to 20 years).

Interest incurred during the construction or improvement of a facility is capitalized as part of the cost of the constructed assets. Interest capitalized totaled $4.7 million, $8.4 million and $5.0 million for fiscal 1994, 1993, and 1992, respectively.


Intangible Assets

The excess of purchase price over the fair value of net assets of purchased subsidiaries is being amortized over periods of 5 to 40 years using the straight-line method. Accumulated amortization of the excess of purchase price over net assets acquired was $50.1 million and $37.8 million at August 31, 1994 and 1993, respectively. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall of cash flows. Costs incurred in obtaining long-term financing are deferred and amortized by the interest method over the term of the related debt and such amortization is included in interest expense. Accumulated amortization of deferred financing costs was $4.5 million and $2.0 million at August 31, 1994 and 1993, respectively.

Net Operating Revenue

Net operating revenue is based on established billing rates less allowances and discounts for patients covered by Medicare, Medicaid and other contractual programs. Payments received under these programs, which are based on either predetermined rates or the costs of services, are generally less than the established billing rates of the Company's hospitals, and the differences are recorded as contractual adjustments or policy discounts. Net operating revenue is net of contractual adjustments and policy discounts of $1,864.9 million, $1,409.6 million and $1,227.4 million for fiscal 1994, 1993, and 1992, respectively. The provision for bad debts is included in operating expenses.


Income Taxes

The Company files a consolidated federal income tax return which includes all of its eligible subsidiaries.

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for
Income Taxes". Under SFAS No. 109, deferred tax assets and/or liabilities are determined by multiplying the difference between the financial reporting and tax reporting bases of assets and liabilities by the tax rate, determined in accordance with enacted tax laws, that will be effective when such differences reverse.


Income (Loss) Per Common Share

Income (loss) per share of common stock is based upon the net income (loss) applicable to common stockholders and the weighted average number of shares and share equivalents outstanding during each period.

Fully diluted per common share data is not presented since the effect would be antidilutive or dilute earnings per share by less than three percent (3%).

2.  Acquisitions, Dispositions, and Joint Ventures

1994 Activities

    Acquisition of EPIC Holdings

The Company completed its acquisition of EPIC Holdings, Inc. (EPIC) on
May 5, 1994 (effective May 1, 1994 for accounting purposes). EPIC currently owns and operates 32 hospitals in 10 states.

EPIC shareholders received $7.00 for each share of EPIC common stock (approximately $249.4 million in the aggregate) and the Company refinanced approximately $681 million and assumed approximately $32 million of EPIC indebtedness. The acquisition was financed through the public offering of 5,980,000 shares of Healthtrust common stock at $28.25 per share, the public offering of $200 million of 10 1/4% Subordinated Notes, borrowings under the Company's bank credit agreement and cash on hand.

The acquisition was recorded using the purchase method of accounting and EPIC's results of operations are included in the Company's consolidated financial statements for periods subsequent to April 30, 1994. The purchase price was allocated to the assets acquired and liabilities assumed based upon their respective fair values. Goodwill resulting from the purchase price allocation (approximately $545.8 million) is being amortized over 40 years using the straight-line method.

The following unaudited pro forma information has been prepared assuming the acquisition occurred at the beginning of the periods presented (dollars in millions, except per share data).

                                                  Year Ended
                                                  August 31
                                              1994         1993


Net operating revenue                      $ 3,718.4    $ 3,413.7

Net income before extraordinary charge     $   166.3    $   125.9
Net income                                 $   166.3    $    90.4

Earnings per share:
      Net income before extraordinary
        charge                             $    1.82    $    1.42
      Net income                           $    1.82    $    1.02

The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any operational efficiencies that might be obtained from combined operations.


    Other Acquisitions and Dispositions

The Company acquired three other hospital facilities during fiscal 1994 for an aggregate purchase price of approximately $156.7 million. These acquisitions were recorded using the purchase method of accounting and the aggregate purchase price in excess of the fair value of net assets acquired was approximately $17.7 million. The results of operations of the acquired facilities subsequent to the acquisition dates have been included in the consolidated statements of operations.

The Company did not renew the lease on one of the facilities acquired from EPIC that terminated in July 1994 and one of the facilities acquired from EPIC was sold during August 1994. No gain or loss was recognized on either of these transactions.


1993 Activities

During August 1993, the Company sold one facility for approximately $85.1 million (recognizing a pretax gain of approximately $38.3 million) and sold its 40% interest in a two-hospital joint venture for approximately $14.3 million (recognizing a pretax loss of approximately $3.0 million). The Company also recorded reserves of approximately $38.5 million related to certain facilities that were expected to be sold or closed. These transactions were all recorded in other income (net). Approximately $95.7 million of the proceeds from the hospital sales was not received until September 1993 and such amount was recorded as a receivable at August 31, 1993.

The Company acquired five hospital facilities during fiscal 1993 for an aggregate purchase price of approximately $90.1 million. These acquisitions were recorded using the purchase method of accounting and the aggregate purchase price in excess of the fair value of net assets acquired was approximately $11.2 million. The results of operations of the acquired facilities subsequent to the acquisition dates have been included in the consolidated statements of operations.

Three of the Company's hospitals entered into joint venture alliances with other health care providers during the 1993 fiscal year. The Company does not own a majority interest in these ventures and is using the equity method of accounting to record its share of their operations.


1992 Activities

During fiscal 1992, the Company completed the sale of four hospitals. The losses incurred on three of these facilities had been recorded during fiscal 1991. The loss incurred on the fourth facility sold during fiscal 1992 of approximately $0.5 million is included in other income (net).


3.  Long-Term Debt

The Company's long-term debt is summarized below:

                                                          August 31
                                                   1994              1993
                                                       (In Thousands)

Bank credit agreements,  interest is paid
  at fluctuating rates (7.25% effective
  August 31, 1994)                             $   747,000      $   232,000

Subordinated Notes, interest is paid
   semiannually at 10.75%                          500,000          500,000


Subordinated Debentures, interest is
   paid semiannually at 8.75%                      300,000          300,000


Subordinated Notes, interest is
   paid semiannually at 10.25%                     200,000              ---

Other debt                                          38,415           17,209

                                                 1,785,415        1,049,209
Less current portion                                44,543          100,605

                                               $ 1,740,872      $   948,604

Bank Credit Agreements

During April 1994, the Company entered into a new bank credit agreement
(the "1994 Credit Agreement") with the Bank of Nova Scotia, acting as administrative agent for the lenders. The 1994 Credit Agreement provides for an aggregate of up to $1.2 billion in credit available to the Company, consisting of up to $415 million in term loans, up to $385 million of delayed term loans and up to $400 million of revolving loans (including up to $150 million of letters of credit). The Company used $202 million of proceeds from the 1994 Credit Agreement to repay all the outstanding loans under 1992 Credit Agreement.

At August 31, 1994, the Company had $415 million of term loans, $277 million of delayed term loans and $55 million of revolving loans outstanding and had approximately $429 million (net of outstanding letters of credit) of credit available under the delayed term loan and revolving loan facilities.

Loans under the 1994 Credit Agreement bear interest at fluctuating rates, as selected by the Company at specified times, equal to either (i) an alternate base rate (the higher of the Bank of Nova Scotia's base rate for dollar loans or the Federal Funds rate plus 50 basis points) plus 50 basis points or (ii) LIBO plus 150 basis points. The term loans and delayed term loans are subject to mandatory semiannual principal reductions (beginning December 1, 1994 for the term loans and June 1, 1995 for the delayed term loans) and are payable in full on June 1, 2001. The revolving loan commitment amount will be payable in full on June 1, 2001.


10.75% Subordinated Notes

During May 1992, the Company completed an offering of $500 million of Subordinated Notes due May 1, 2002 (the "Notes"). The Notes are unsecured subordinated obligations of the Company and bear interest at 10.75%, payable semiannually on May 1 and November 1 of each year. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 1997 at 104% of par (declining to 102% of par on May 1, 1998 and 100% of par on May 1, 1999 and thereafter).

8.75% Subordinated Debentures

During March 1993, the Company completed an offering of $300 million of Subordinated Debentures due March 15, 2005 (the "Debentures"). The Debentures are unsecured subordinated obligations of the Company and bear interest at 8.75%, payable semiannually on March 15 and September 15 of each year. The Debentures are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 1998 at 104.375% of par (declining to 100% of par on March 15, 2001 and thereafter).


10.25% Subordinated Notes

During May 1994, the Company completed an offering of $200 million of
Subordinated Notes due April 15, 2004 (the "1994 Notes").   The 1994 Notes
are unsecured subordinated obligations of the Company and bear interest at 10.25%, payable semiannually on April 15 and October 15 of each year, commencing October 15, 1994. The 1994 Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 1999 at 103.84% of par (declining to 102.56% of par on April 15, 2000, 101.28% of par on April 15, 2001 and 100% of par on April 15, 2002 and thereafter).


Extraordinary Charges - Early Extinguishments of Debt

    Fiscal 1993 Transactions

During 1993, the Company recorded an extraordinary charge of $13.6 million (net of tax benefits of $7.7 million) due to premiums paid and the write-off of unamortized loan costs related to the early extinguishment of $569.2 million of debt. The debts extinguished included $300.0 million of term loans under the 1992 Credit Agreement, the Guaranteed Subordinated Debentures ($240.0 million) and Senior Subordinated Debentures ($29.2 million).

    Fiscal 1992 Transactions

The Company completed a recapitalization plan (the "Recapitalization Plan") that included the initial public offering of 40 million shares of its common stock, the reacquisition of certain preferred stock and warrants from HCA and the termination of future contributions to the ESOP.

In association with the Recapitalization Plan transactions and certain related transactions, the Company incurred extraordinary charges of $136.4 million
(net of $28.0 million in net tax benefits) due to the premiums and consent fees paid, expenses incurred and the write-off of the unamortized loan costs related to the completion of the tender offers for certain debt securities and prepaying the loans outstanding under the bank credit agreements. The net tax benefit of $28.0 million represents a tax benefit of $63.9 million and a $35.9 million tax charge due to the early extinguishment of the ESOP debt and termination of contributions to the ESOP resulting in a permanent difference between ESOP expense for financial and tax reporting purposes.


Other Debt Information

At August 31, 1994, all the shares of common stock of the Company's subsidiaries have been pledged as collateral for certain outstanding debt agreements.

Maturities of long-term debt for the fiscal years subsequent to August 31, 1994 are as follows: 1995--$44.5 million; 1996--$66.4 million; 1997--$96.6 million;  1998--$115.4 million; 1999--$117.9 million; and thereafter--$1,344.6 million.

The credit agreements and/or debt indentures require the Company to (1) maintain net worth at specific levels, (2) pay no cash dividends on common stock and limit other restricted payments, (3) limit additional debt, liens and material acquisitions, (4) meet certain ratios related to operations, and (5) limit the use of funds derived from the sale of assets and business segments.

At August 31, 1994, the fair value (based upon quoted market prices) of the Company's publicly traded $500 million, 10.75% Subordinated Notes, $300 million, 8.75% Subordinated Debentures and $200 million, 10.25% Subordinated Notes was $517.5 million, $276.8 million and $202.0 million, respectively. The carrying amount of the Company's indebtedness under the 1994 Credit Agreement approximates fair value.

4.  Income Taxes

The Company's income tax expense, net of the effect of extraordinary items, consisted of the following:
                                        Year Ended August 31
                                 1994           1993            1992
                                           (In Thousands)
Current expense:
  Federal                       $ 38,664      $ 95,283       $  3,838
  State                            6,179        19,404          4,335

Deferred expense (benefit):
  Federal                         60,817       (25,667)        32,731
  State                           10,414        (6,068)         2,569


Income tax expense              $116,074      $ 82,952       $ 43,473




The net income tax expense includes tax benefits of approximately $7.7 million and $28.0 million for the years ended August 31, 1993 and 1992, respectively, related to the extraordinary charges incurred on early extinguishments of debt.

During the years ended August 31, 1994 and 1993, certain tax benefits were recorded as increases to paid-in capital ($3.6 million and $1.6 million, respectively) and reductions to the excess of purchase price over net assets acquired ($139.3 million and $6.7 million, respectively).

On August 10, 1993, the Revenue Reconciliation Act of 1993 was enacted.
As a result, the Company's federal statutory rate was increased to 34.67% for the fiscal year ended August 31, 1993 and 35% thereafter. The effect of this rate increase was a $2.0 million increase to current federal tax expense and a $3.0 million increase to deferred federal tax expense for the year ended August 31, 1993.

The Company's consolidated effective tax rate differed from the federal statutory rate as set forth in the following table:

                                           Year Ended August 31
                                     1994           1993            1992
                                             (In  Thousands)

Tax expense computed at federal
  statutory rate (35% for 1994,
  34.67% for 1993  and 34%
  for 1992 )                       $101,225       $ 78,309      $ 55,990
State and local income taxes,
  net of federal taxes               10,785          9,031         8,619

Goodwill amortization                 2,962          3,051         2,451

Extraordinary charges on early
  extinguishments of debt               ---         (7,723)      (27,959)

Other, net                            1,102            284         4,372

Income tax expense                 $116,074       $ 82,952      $ 43,473


At August 31, 1994, net operating loss carryforwards from various states (expiring in years 1995 through 2009) of approximately $435 million (including $98 million from EPIC) are available to offset future state taxable income. In addition, EPIC has approximately $105 million of federal net operating loss carryforwards (expiring in years 2002 through 2008).

For financial reporting purposes, the tax benefits of the preacquisition EPIC federal and state net operating loss carryforwards were used to reduce the Company's deferred tax liability by approximately $43 million. During 1994, the Company established a valuation allowance of approximately $5 million to offset the deferred tax asset related to the preacquistion state net operating loss carryforwards due to the uncertainty of realizing these benefits. If the state net operating loss carryforwards of EPIC are realized, the tax benefits from the utilization of such losses will be used to reduce the excess of purchase price over net assets acquired.

For federal income tax purposes, as a result of the change in ownership of EPIC, the utilization of the federal net operating loss carryforwards is limited to approximately $11 million per year. If the full amount of the limitation is not used in any year, the amount not used increases the allowable limit in subsequent years.

The approximate tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax liabilities and deferred tax assets are as follows:


                                                     August 31
                                             1994                  1993
                                                   (In Thousands)
Deferred tax liabilities:
  Property, plant and equipment           $268,110               $257,642
  Deferred gain                             16,090                    ---
  Change in tax accounting method            4,466                  7,962
  Bad debt reserve                             ---                  8,077
  Other, net                                48,502                 39,466

Total deferred tax liabilities             337,168                313,147

Deferred tax assets:
  Insurance reserves                       114,777                 77,738
  Agency receivables                        85,138                 75,350
  State net operating loss carryforwards    25,150                 22,307
  Federal net operating loss carryforwards  30,876                    ---
  Bad debt reserve                          23,164                    ---
  Deferred compensation                      5,348                  1,863
  Accrued vacation                          14,279                 10,365
  Other, net                                18,201                 28,189

Total deferred tax assets                  316,933                215,812
Valuation allowance                        (31,198)               (25,818)

Net deferred tax assets                    285,735                189,994

Net deferred tax liability                $ 51,433               $123,153


The net deferred tax liabilities at August 31, 1994 and 1993 of $51.4 million and $123.2 million, respectively, are comprised of current assets of $39.8 million and $10.2 million and noncurrent liabilities of $91.2 million and $133.4 million, respectively.

5.  Preferred Stock

The Company has 78 million authorized shares of $.001 par value preferred stock of which 46 million shares were originally designated Class A Preferred Stock and 26 million shares were originally designated Class B Preferred Stock. No preferred stock was outstanding at August 31, 1994 or 1993.


6.  Preferred Stock Purchase Rights

On July 8, 1993, the Company declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of common stock. The Rights are not currently exercisable, but would become exercisable if certain events occurred relating to a person or group acquiring or attempting to acquire 15% or more of the outstanding shares of common stock. In the event that the Rights become exercisable, each right (except for Rights beneficially owned by the acquiring person or group, which become null and void) would entitle the holder to purchase from the Company, one one-hundredth (1/100) of a share of preferred stock of the Company
(designated as Series A Junior Preferred Stock) at a price of $75 per one one-hundredth (1/100) of a share, subject to adjustments.

Each share of preferred stock will have 100 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which the Company's common stock is exchanged, each share of preferred stock will be entitled to receive 100 times the amount received per common share.

In the event that the Company is acquired in a transaction that has not been approved by the Board of Directors, the Rights Agreement provides that each Right holder of record will receive (upon payment of the exercise price) shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the exercise price.

The Rights may be redeemed by the Board of Directors in whole, but not in part, at a price of $.01 per Right. The Rights have no voting or dividend privileges and are attached to and do not trade separately from, the common stock. The Rights expire on July 8, 2003.

7. Common Stock Warrants

Warrants to purchase 814,979 shares of the Company's common stock are outstanding at August 31, 1994. The warrants may be exercised at any time through September 17, 2007. The exercise price after October 1, 1993 is $5.30 per warrant and is reduced to $3.18 per warrant if the market value of the Company's common stock exceeds certain per share values ($30.75 through September 30, 1995) for certain periods. Warrants for 2,588,770, and 3,772 shares were exercised during fiscal 1994 and 1992, respectively.


8. Stock Benefit Plans

The Company has adopted the 1988 Supplemental Stock Plan (the "Supplemental Plan"), the Amended and Restated 1990 Stock Compensation Plan (the "1990 Plan") and the Amended and Restated 1990 Directors Stock Compensation Plan (the "Directors Plan") to promote the long-term growth of the Company by enabling officers, other key employees and directors who are not employees of the Company to acquire shares of common stock.

Supplemental Plan

The Supplemental Plan authorized awards of up to 9,503,707 shares of common stock. At August 31, 1994 all shares that had been awarded under the Supplemental Plan (8,483,381 shares) had been distributed to the plan participants. Shares of common stock reserved for issuance under the Supplemental Plan, but not awarded, will be transferred to the 1990 Plan.

During fiscal 1994, vesting was accelerated with respect to 384,879 shares awarded under the Supplemental Plan that would otherwise have vested September 30, 1994. During fiscal 1993, vesting was accelerated with respect to 520,673 shares and 197,087 shares awarded under the Supplemental Plan that would otherwise have vested on September 30, 1993 and 1994, respectively. During fiscal 1992, as part of the Recapitalization Plan, vesting was accelerated with respect to 5,185,573 shares of common stock awarded under the Supplemental Plan that otherwise would have vested on September 30, 1992. The distribution of vested shares results in the recognition of income to the beneficiaries. To satisfy the beneficiaries' federal and state income tax liabilities resulting from such distributions of vested shares, the Company withheld 142,565, 218,524 and 2,195,169 of the vested shares of common stock designated to be distributed for the accelerated vesting in fiscal 1994, 1993 and 1992, respectively, and remitted amounts equal to the value of those shares to the relevant tax authorities.

Supplemental Plan transactions are as follows:


                                            Year Ended August 31
                                     1994          1993             1992

Shares issued at September 1       384,879       1,108,294        8,926,591

Awarded                                ---             ---              ---

Fully vested and distributed      (384,879)       (717,757)      (7,380,745)

Surrendered                            ---          (5,658)        (437,552)

Shares issued at August 31             ---         384,879        1,108,294


Stock Option Plans - 1990 Plan and Directors Plan

The 1990 Plan presently authorizes distributions of up to 6,601,000 shares to officers and other key employees, to enable the granting of awards payable in stock options (nonqualified and incentive), stock appreciation rights, restricted stock, restricted units, performance shares, performance units, other equity based units or cash, either singly or in any combination thereof.

The 1990 Plan is of unlimited duration and is administered by a committee of the Board of Directors. The committee has discretion to (i) select the participants to whom awards will be granted and to determine the form and terms of each award, (ii) modify within certain limits the terms of any award that has been granted, (iii) establish and modify performance objectives and
(iv) make all other determinations that it deems necessary or desirable in the interpretation and administration of the 1990 Plan. Awards may be granted with an exercise price less than the fair market value of the underlying common stock on the date of grant.

The Directors Plan authorizes awards of up to 188,600 shares of common stock. Nonemployee directors are eligible to participate in the Directors Plan. The Directors Plan is of unlimited duration and is administered by a committee of the Board of Directors, which has discretion to select participants and to determine the size of awards. To enable the granting of awards tailored to changing business conditions, the Directors Plan provides for awards payable in stock options, stock appreciation rights, restricted stock, restricted units, other equity based units or cash, either singly or in any combination thereof. Awards may be granted with an exercise price of less than the fair market value of the underlying common stock on the date of grant.

The options granted generally vest over periods of three to five years. Information with respect to options under the plans is summarized as follows:


                                                Year Ended  August 31
                                        1994           1993             1992

Options outstanding at September 1    3,689,700       2,641,700            ---

    Granted                             930,683       1,113,000      2,671,700
    Surrendered                        (161,585)        (65,000)       (30,000)
    Exercised                          (223,788)            ---            ---


Options outstanding at August 31      4,235,010       3,689,700      2,641,700



Options available for grant at
   August 31                          2,474,222       3,243,320      4,091,320
Options exercisable at August 31        847,488         200,000            ---


Option prices per share:
Outstanding at September 1        $14.00-$18.38   $14.00-$17.88            ---
    Granted                       $ 0.01-$30.13   $17.88-$18.38  $14.00-$17.88
    Surrendered                   $14.75-$23.75   $14.75-$15.25         $14.75
    Exercised                     $0.01-$18.38              ---            ---
Outstanding at August 31          $0.01-$30.13    $14.00-$18.38  $14.00-$17.88

9.  Employee Benefit Plans

Retirement Plan

The Company adopted its retirement plan (the "Retirement Plan"), effective January 1, 1992. The Retirement Plan is designed to provide retirement income to employees, an incentive for employees to remain at Healthtrust and an opportunity for employees to save for retirement on a tax-advantaged basis. All employees of the Company who have completed three months of service are eligible to participate in the Retirement Plan. Participants may make salary deferral (pretax) contributions of up to 10% of their compensation to the Retirement Plan. The Company will make a matching contribution equal to the participant's salary deferral contribution (up to 3% of the participant's compensation) if the participant has 1,000 hours of service during the plan year and is employed by the Company on the last day of the plan year. In addition, the Company, at its discretion, may make profit sharing contributions to the Retirement Plan. If profit sharing contributions are made for a plan year, such contributions will be allocated to each participant who has completed 1,000 hours of service and is employed by the Company on the last day of the plan year, on the basis that the participant's compensation bears to the compensation of all participants in the Retirement Plan. Under the Retirement Plan, participants are fully vested in their salary deferral contributions and, after five years of vesting service, will fully vest in Company matching and profit sharing contributions. Vesting service includes service with Healthtrust prior to adoption of the Retirement Plan and service with Columbia for those employees who became Healthtrust employees during September 1987. During the 1994, 1993 and 1992 fiscal years, the Company recorded expense of approximately $37.9 million, $39.0 million and $30.7 million, respectively, pursuant to the Retirement Plan.

The Retirement Plan provides for payment of benefits at retirement, death or disability. In addition, account balances may be withdrawn after age 59 1/2 and distributions of salary deferral contributions and certain 401(k) accounts may be made on account of hardship. The Company's matching and profit sharing contributions may be made in cash or stock, at the election of the Company. Cash balances are invested in mutual funds at the participant's direction. Participants are entitled to liquidate up to 25% of the Company stock held in their plan accounts in each of the first four years following attainment of age 55 and ten years of vesting service and up to 50% of such stock in the fifth year.

Healthtrust ESOP

The Company adopted the Healthtrust, Inc. - The Hospital Company
Employee Stock Ownership Plan (the "ESOP") on September 17, 1987. All employees were eligible to participate in the ESOP, except for employees who were covered by a collective bargaining agreement (unless the collective bargaining agreement provided for participation) or who were nonresident aliens.

As a result of the termination of future contributions to the ESOP due to the Recapitalization Plan, ESOP participants became fully vested in shares of common stock allocated to their accounts (26,715,646 shares). The participants' ESOP account balances were transferred to the Retirement Plan. Distributions of allocated shares for retirement, disability or death generally will commence within one year after the close of the year in which retirement, death or disability occurs.

The Company recorded ESOP expense (and corresponding reductions in the ESOP notes receivable) of $8.0 million for fiscal 1992. Interest expense incurred on ESOP debt totaled $12.1 million during fiscal 1992 and is included in interest expense.

EPIC ESOP

In connection with the acquisition of EPIC and the related Amended and Restated ESOP Agreement, all shares of EPIC common stock not allocated or allocatable to EPIC ESOP participants were returned to EPIC in full satisfaction of certain loans granted by EPIC to the EPIC ESOP.

Subsequent to the acquisition, the Company has agreed to provide certain minimum retirement benefits to the former EPIC ESOP participants. These benefits include a profit sharing contribution by the Company on behalf of EPIC ESOP participants who participate in the Company retirement plan of 4% of aggregate compensation from the May 5, 1994 through December 31, 1994 and a matching contribution by the Company of 100% of participants' salary deferrals (up to a maximum of 3% of compensation) for the period from May 5, 1994 through December 31, 1998. During fiscal 1994, the Company recorded expense of approximately $6.6 million pursuant to the retirement plan for the former EPIC ESOP participants.

10.  Relationship with Columbia

The Company purchases computer time and services from Columbia. Rates for the data processing services rendered (approximately $18.6 million, $15.5 million and $15.8 million for fiscal 1994, 1993 and 1992, respectively) are based on customary and reasonable rates for such services.


11.  Commitments and Contingencies

The Company is self-insured for a substantial portion of its professional and general liability risks. The Company recorded self-insurance expense of $38.1 million, $29.5 million and $33.9 million during fiscal 1994, 1993 and 1992, respectively. At August 31, 1994, the reserve for professional and general liability risks was $245.4 million, of which $29.9 million is included in current liabilities. The reserves for self-insured professional and general liability losses and loss adjustment expenses are based on actuarially projected estimates discounted to their present value using a rate of 6%. Columbia retains the liability for all professional liability claims and claims which would be covered by a policy of comprehensive general liability insurance with a date of occurrence prior to September 1, 1987.

Final determination of amounts earned under prospective payment and cost reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of management, adequate provision has been made for any adjustments that could result from such reviews.

The Company and its subsidiaries are currently, and from time to time are expected to be, subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Company's financial position or results of operations.

12.  Supplementary Statement of Operations Information

Maintenance and repairs expense was $57.5 million, $44.4 million and $40.6 million during fiscal 1994, 1993 and 1992, respectively. Taxes other than payroll and income taxes, were $38.6 million, $30.6 million and $29.3 million during fiscal 1994, 1993 and 1992, respectively.


13.  Subsequent Event

On October 4, 1994 the Company and Columbia/HCA Healthcare
Corporation jointly announced the signing of a definitive merger agreement under which the Company's shareholders will receive 0.88 shares of Columbia common stock in exchange for each share of Healthtrust common stock they hold. The proposed transaction is expected to be accounted for as a pooling of interests.

The completion of the transaction is subject to the approval of the shareholders of both companies and regulatory approvals. The shareholders meetings to vote on the proposed merger transaction are expected to be scheduled for the first quarter of calendar 1995.

Healthtrust, Inc. - The hospital Company

Schedule V - Property, Plant and Equipment
Three Years Ended August 31, 1994

                               Beginning                                            End of
                               of Period          Additions            Other        Period
Description                     Balance      at Cost   Retirements    Changes       Balance
                                                  (Dollars in Thousands)
YEAR ENDED AUGUST 31, 1994:
Land                         $   141,148    $   5,962   $   1,697  $  65,121 (A) $  214,536
                                                                       2,002 (B)
                                                                       2,000 (E)

Buildings and improvements       987,372       30,040       2,862    372,488 (A)  1,495,829
                                                                     108,791 (B)

Equipment                        895,190       99,341      14,019    128,573 (A)  1,168,015
                                                                      58,930 (B)

Construction in progress         144,655       85,632         212     51,827 (A)    112,179
                                                                    (169,723)(B)
                             $ 2,168,365    $ 220,975   $  18,790  $ 620,009     $2,990,559



YEAR ENDED AUGUST 31, 1993:
Land                          $  150,760    $   1,837   $  15,893   $  8,421 (A)  $ 141,148
                                                                       1,008 (B)
                                                                      (4,985)(C)

Buildings and improvements     1,013,483        9,411      53,532     24,256 (A)    987,372
                                                                      38,145 (B)
                                                                     (17,182)(C)
                                                                     (27,209)(D)

Equipment                        844,119       69,140      40,145     42,850 (A)    895,190
                                                                      19,124 (B)
                                                                     (23,860)(C)
                                                                     (16,038)(D)

Construction in progress          66,203      139,118         324         63 (A)    144,655
                                                                     (58,277)(B)
                                                                      (2,128)(C)
                             $ 2,074,565     $ 219,506   $109,894   $(15,812)    $2,168,365




YEAR ENDED AUGUST 31, 1992:
Land                         $   149,483     $   2,542  $   1,648   $    383 (B)  $ 150,760

Buildings and improvement        948,642        20,904     16,310     51,294 (B)  1,013,483
                                                                      12,445 (E)
                                                                      (3,492)(D)
Equipment                        776,183        65,003     23,106     23,839 (B)    844,119
                                                                       2,200 (E)
Construction in progress          53,552        89,689      1,527    (75,516)(B)     66,203
                                                                           5 (E)
                              $1,927,860     $ 178,138 $   42,591   $ 11,158     $2,074,565



(A)  Fixed assets of acquired facilities.
(B) Reclassification of completed construciton to property, plant and equipment.
(C)  Assets contributed to/from joint ventures.
(D)  Reserves for losses on dispositions.
(E)  Reclassification from/to other assets.

Healthtrust, Inc. - The Hospital Company

Schedule VI - Accumulated Depreciation, Depletion and
Amortization of Property, Plant and Equipment
Three Years Ended August 31, 1994


                                      Beginning     Additions                               End of
                                      of Period    Charged to                  Other        Period
Description                            Balance       Expense   Retirements    Charges       Balance
                                                    (Dollars in Thousands)
YEAR ENDED AUGUST 31, 1994:
Buildings and improvements          $  183,869    $    47,177    $  2,385                  $ 228,661

Equipment                              416,984        104,778      13,560                    508,202
                                    $  600,853    $   151,955    $ 15,945    $   -0-       $ 736,863

YEAR ENDED AUGUST 31, 1993:
Buildings and improvements          $  157,651    $    38,213    $ 11,995                  $ 183,869

Equipment                              362,756         86,568      32,340                    416,984
                                    $  520,407    $   124,781    $ 44,335    $   -0-       $ 600,853


YEAR ENDED AUGUST 31, 1992:
Buildings and improvements          $  130,488    $    36,010    $  8,847                  $ 157,651

Equipment                              287,210         83,983       8,437                    362,756
                                    $  417,698    $   119,993    $ 17,284    $   -0-       $ 520,407

Healthtrust, Inc. - The Hospital Company

Schedule VIII - Valuation and Qualifying Accounts
Three Years Ended August 31, 1994

                                                           Additions
                                     Beginning                     Charged                     End of
                                     of Period      Bad Debt       to Other                    Period
Description                           Balance       Expense        Accounts      Deductions    Balance
                                                           (Dollars in Thousands)
YEAR ENDED AUGUST 31, 1994:
Allowance for doubtful accounts    $  107,758    $   196,013    $   44,800 (B)  $ 172,733 (A)  $175,838


YEAR ENDED AUGUST 31, 1993:
Allowance for doubtful accounts    $  102,564    $   145,538    $    -0-        $ 140,344 (A)  $107,758



YEAR ENDED AUGUST 31, 1992:
Allowance for doubtful accounts    $  108,082    $   137,074    $    -0-        $ 142,592 (A)  $102,564




(A)  Accounts written off.
(B)  Reserves of acquired facilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF COLUMBIA AND HEALTHTRUST

  The following unaudited pro forma condensed combined financial statements are presented assuming the proposed merger between Columbia and Healthtrust (the "Merger") will be accounted for as a pooling of interests.

  The unaudited pro forma condensed combined balance sheet reflects the combined historical balance sheets of Columbia at September 30, 1994 and Healthtrust at August 31, 1994 (Healthtrust fiscal year end). The unaudited pro forma condensed combined income statements for the years ended December 31, 1992 and 1991, and for nine months ended September 30, 1993 reflect the historical operating results of Columbia for such periods combined with historical operating results of Healthtrust for the twelve months ended November 30, 1992 and 1991 and nine months ended August 31, 1993, respectively. As described more fully in the notes accompanying the unaudited pro forma condensed combined financial statements, the unaudited pro forma condensed combined income statements for the year ended December 31, 1993 and for the nine months ended September 30, 1994 reflect the historical operating results of Columbia (pro forma adjusted for the merger with Medical Care America, Inc. (the "MCA Merger")) for such periods combined with the historical operating results of Healthtrust (pro forma adjusted for the merger with EPIC Holdings, Inc. (the "EPIC Merger")) for the twelve months ended November 30, 1993 and nine months ended August 31, 1994, respectively.

  For all applicable periods presented in the pro forma condensed combined income statements, shares used in the computation of earnings per common and common equivalent share give effect to the Exchange Ratio.

  The pro forma financial statements are not necessarily indicative of the results that would have been obtained had the Merger occurred on the dates indicated. These pro forma financial statements should be read in conjunction with the related historical financial statements and notes thereto of Columbia and Healthtrust.

 COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                         FOR THE NINE MONTHS
                         ENDED SEPTEMBER 30,   FOR THE YEARS ENDED DECEMBER 31,
                         --------------------  ----------------------------------
                           1994       1993        1993        1992        1991
                         ---------  ---------  ----------  ----------  ----------
Revenues................ $  11,303  $   9,473  $   14,111  $   12,216  $   11,686
                         ---------  ---------  ----------  ----------  ----------
Operating expenses......     8,434      7,153      10,652       9,299       8,827
Provision for doubtful
 accounts...............       668        522         791         652         636
Depreciation and
 amortization...........       630        514         796         670         647
Interest expense........       307        326         495         508         750
Investment income.......       (57)       (50)        (85)        (89)        (84)
Non-recurring
 transactions...........       159        151         206         532         521
                         ---------  ---------  ----------  ----------  ----------
                            10,141      8,616      12,855      11,572      11,297
                         ---------  ---------  ----------  ----------  ----------
Income from continuing
 operations before
 minority
 interests and income
 taxes..................     1,162        857       1,256         644         389
Minority interests in
 earnings of
 consolidated entities..        42         19          52          24          23
                         ---------  ---------  ----------  ----------  ----------
Income from continuing
 operations before
 income taxes...........     1,120        838       1,204         620         366
Provision for income
 taxes..................       452        339         505         336         153
                         ---------  ---------  ----------  ----------  ----------
Income from continuing
 operations............. $     668  $     499  $      699  $      284  $      213
                         =========  =========  ==========  ==========  ==========
Earnings per common and
 common equivalent
 share.................. $    1.50  $    1.21  $     1.58  $      .72  $      .64
                         =========  =========  ==========  ==========  ==========
Shares used in earnings
 per common and common
 equivalent share
 computations (in
 thousands).............   445,210    412,380     443,341     393,119     333,001



   See notes to unaudited pro forma condensed combined financial statements.

COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                               COLUMBIA                                 HEALTHTRUST
                  --------------------------------------  ------------------------------------------
                                   PURCHASE    COLUMBIA                      PURCHASE    HEALTHTRUST   POOLING     PRO FORMA
                  COLUMBIA  MCA   ADJUSTMENTS  PRO FORMA  HEALTHTRUST EPIC  ADJUSTMENTS  PRO FORMA   ADJUSTMENTS   COMBINED
                  --------  ----  -----------  ---------  ----------- ----  -----------  ----------- -----------   ---------
Revenues........  $  8,195  $298               $  8,493     $ 2,348   $476                 $ 2,824      $(14) (f)  $ 11,303
                  --------  ----               --------     -------   ----                 -------      ----       --------
Operating
 expenses.......     6,122   189                  6,311       1,746    391      $(2) (b)     2,135       (14) (f)     8,434
                                                                                                           2  (g)
Provision for
 doubtful
 accounts.......       470    10                    480         153     35                     188                      668
Depreciation and
 amortization...       440    20     $ 10 (a)       470         131     23        6  (c)       160                      630
Interest
 expense........       182    11                    193          92     36      (14) (d)       114                      307
Investment
 income.........       (50)   (5)                   (55)         (6)    (1)       5  (e)        (2)                     (57)
Non-recurring
 transactions...       159     -                    159           -      -                       -                      159
                  --------  ----     ----      --------     -------   ----      ---        -------      ----       --------
                     7,323   225       10         7,558       2,116    484       (5)         2,595       (12)        10,141
                  --------  ----     ----      --------     -------   ----      ---        -------      ----       --------
Income from
 continuing
 operations
 before minority
 interests and
 income taxes...       872    73      (10)          935         232     (8)       5            229        (2)         1,162
Minority
 interests in
 earnings of
 consolidated
 entities.......        13    19                     32           8      2                      10                       42
                  --------  ----     ----      --------     -------   ----      ---        -------      ----       --------
Income from
 continuing
 operations
 before income
 taxes..........       859    54      (10)          903         224    (10)       5            219        (2)         1,120
Provision for
 income taxes...       341    21                    362          90      1                      91        (1)           452
                  --------  ----     ----      --------     -------   ----      ---        -------      ----       --------
Income from
 continuing
 operations.....  $    518  $ 33     $(10)     $    541     $   134   $(11)     $ 5        $   128      $ (1)      $    668
                  ========  ====     ====      ========     =======   ====      ===        =======      ====       ========
Earnings per
 common and
 common
 equivalent
 share..........  $   1.50                     $   1.48     $  1.52                        $  1.40                 $   1.50
                  ========                     ========     =======                        =======                 ========
Shares used in
 earnings per
 common and
 common
 equivalent
 share
 computations
 (in thousands).   344,954                      364,832      88,450                         91,339                  445,210


   See notes to unaudited pro forma condensed combined financial statements.

 COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                            POOLING     PRO FORMA
                                    COLUMBIA  HEALTHTRUST ADJUSTMENTS   COMBINED
                                    --------  ----------- -----------   ---------
Revenues..........................  $  7,681    $ 1,804      $(12) (f)  $  9,473
                                    --------    -------      ----       --------
Operating expenses................     5,819      1,344       (12) (f)     7,153
                                                                2  (g)
Provision for doubtful accounts...       410        112                      522
Depreciation and amortization.....       414        100                      514
Interest expense..................       251         75                      326
Investment income.................       (45)        (5)                     (50)
Non-recurring transactions........       151          -                      151
                                    --------    -------      ----       --------
                                       7,000      1,626       (10)         8,616
                                    --------    -------      ----       --------
Income from continuing operations
 before minority interests and
 income taxes.....................       681        178        (2)           857
Minority interests in earnings of
 consolidated entities............        10          9                       19
                                    --------    -------      ----       --------
Income from continuing operations
 before income taxes..............       671        169        (2)           838
Provision for income taxes........       272         68        (1)           339
                                    --------    -------      ----       --------
Income from continuing operations.  $    399    $   101      $ (1)      $    499
                                    ========    =======      ====       ========
Earnings per common and common
 equivalent share.................  $   1.18    $  1.22                 $   1.21
                                    ========    =======                 ========
Shares used in earnings per common
 and common equivalent share
 computations (in thousands)......   338,744     83,677                  412,380


   See notes to unaudited pro forma condensed combined financial statements.

COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                COLUMBIA                                 HEALTHTRUST
                   -------------------------------------- --------------------------------------------
                                    PURCHASE    COLUMBIA                       PURCHASE    HEALTHTRUST  POOLING      PRO FORMA
                   COLUMBIA  MCA   ADJUSTMENTS  PRO FORMA HEALTHTRUST  EPIC   ADJUSTMENTS  PRO FORMA   ADJUSTMENTS   COMBINED
                   --------  ----  -----------  --------- ----------- ------  -----------  ----------- -----------   ---------
Revenues.........  $10,252   $432                $10,684    $2,425    $1,019                 $3,444       $(17) (f)   $14,111
                   -------   ----                -------    ------    ------                 ------       ----        -------
Operating
 expenses........    7,772    279                  8,051     1,802       817      $(4) (b)    2,615        (17) (f)    10,652
                                                                                                             3  (g)
Provision for
 doubtful
 accounts........      542     12                    554       156        81                    237                       791
Depreciation and
 amortization....      554     27     $ 12 (a)       593       134        58       11  (c)      203                       796
Interest expense.      321     17                    338        96        90      (29) (d)      157                       495
Investment
 income..........      (66)   (12)                   (78)       (8)       (7)       8  (e)       (7)                      (85)
Non-recurring
 transactions....      151     55                    206         -         -                      -                       206
                   -------   ----     ----       -------    ------    ------      ---        ------       ----        -------
                     9,274    378       12         9,664     2,180     1,039      (14)        3,205        (14)        12,855
                   -------   ----     ----       -------    ------    ------      ---        ------       ----        -------
Income from
 continuing
 operations
 before minority
 interests and
 income taxes....      978     54      (12)        1,020       245       (20)      14           239         (3)         1,256
Minority
 interests in
 earnings of
 consolidated
 entities........        9     30                     39        10         3                     13                        52
                   -------   ----     ----       -------    ------    ------      ---        ------       ----        -------
Income from
 continuing
 operations
 before income
 taxes...........      969     24      (12)          981       235       (23)      14           226         (3)         1,204
Provision for
 income taxes....      394     18                    412        94         2       (2)           94         (1)           505
                   -------   ----     ----       -------    ------    ------      ---        ------       ----        -------
Income from
 continuing
 operations......  $   575   $  6     $(12)      $   569    $  141    $  (25)     $16        $  132       $ (2)       $   699
                   =======   ====     ====       =======    ======    ======      ===        ======       ====        =======
Earnings per
 common and
 common
 equivalent
 share...........  $  1.70                       $  1.56    $ 1.68                           $ 1.48                   $  1.58
                   =======                       =======    ======                           ======                   =======
Shares used in
 earnings per
 common and
 common
 equivalent share
 computations (in
 thousands)......  339,222                       364,965    83,864                           89,064                   443,341

   See notes to unaudited pro forma condensed combined financial statements.

COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1992
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                            POOLING    PRO FORMA
                                    COLUMBIA  HEALTHTRUST ADJUSTMENTS  COMBINED
                                    --------  ----------- -----------  ---------
Revenues........................... $ 9,932     $2,299      $ (15) (f)  $12,216
                                    -------     ------      -----       -------
Operating expenses.................   7,574      1,736        (15) (f)    9,299
                                                                4  (g)
Provision for doubtful accounts....     515        137                      652
Depreciation and amortization......     541        129                      670
Interest expense...................     401        107                      508
Investment income..................     (81)        (8)                     (89)
Non-recurring transactions.........     439          -         93  (h)      532
                                    -------     ------      -----       -------
                                      9,389      2,101         82        11,572
                                    -------     ------      -----       -------
Income from continuing operations
 before minority interests and
 income taxes......................     543        198        (97)          644
Minority interests in earnings of
 consolidated entities.............      10         14                       24
                                    -------     ------      -----       -------
Income from continuing operations
 before income taxes...............     533        184        (97)          620
Provision for income taxes.........     294         79        (37)          336
                                    -------     ------      -----       -------
Income from continuing operations.. $   239     $  105       $(60)      $   284
                                    =======     ======      =====       =======
Earnings per common and common
 equivalent share.................. $   .73     $ 1.27                  $   .72
                                    =======     ======                  =======
Shares used in earnings per common
 and common equivalent share
 computations (in thousands)....... 328,564     82,579                  393,119


   See notes to unaudited pro forma condensed combined financial statements.

COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1991
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                            POOLING    PRO FORMA
                                    COLUMBIA  HEALTHTRUST ADJUSTMENTS  COMBINED
                                    --------  ----------- -----------  ---------
Revenues........................... $ 9,598     $2,104      $ (16) (f)  $11,686
                                    -------     ------      -----       -------
Operating expenses.................   7,182      1,658        (16) (f)    8,827
                                                                3  (g)
Provision for doubtful accounts....     508        128                      636
Depreciation and amortization......     524        123                      647
Interest expense...................     597        153                      750
Investment income..................     (64)       (20)                     (84)
Non-recurring transactions.........     300          -        221  (h)      521
                                    -------     ------      -----       -------
                                      9,047      2,042        208        11,297
                                    -------     ------      -----       -------
Income from continuing operations
 before minority interests and
 income taxes......................     551         62       (224)          389
Minority interests in earnings of
 consolidated entities.............       9         14                       23
                                    -------     ------      -----       -------
Income from continuing operations
 before income taxes...............     542         48       (224)          366
Provision for income taxes.........     189         24        (60)          153
                                    -------     ------      -----       -------
Income from continuing operations.. $   353     $   24      $(164)      $   213
                                    =======     ======      =====       =======
Earnings per common and common
 equivalent share.................. $  1.20     $  .40                  $   .64
                                    =======     ======                  =======
Shares used in earnings per common
 and common equivalent share
 computations (in thousands)....... 279,954     60,281                  333,001


   See notes to unaudited pro forma condensed combined financial statements.

COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1994
                             (DOLLARS IN MILLIONS)

                                                              PRO         PRO
                                                             FORMA       FORMA
                                     COLUMBIA HEALTHTRUST ADJUSTMENTS   COMBINED
                                     -------- ----------- -----------   --------
ASSETS
Current assets:
  Cash and cash equivalents......... $    25    $   92                  $   117
  Accounts receivable, net..........   1,628       549                    2,177
  Inventories.......................     273        86                      359
  Other.............................     499       115                      614
                                     -------    ------                  -------
                                       2,425       842                    3,267

Property and equipment, net.........   6,211     2,254                    8,465
Investments of professional
 liability insurance subsidiaries...     739         -                      739
Intangible assets, net..............   2,206       762       $ 12  (i)    2,980
Other...............................     258       109                      367
                                     -------    ------       ----       -------
                                     $11,839    $3,967       $ 12       $15,818
                                     =======    ======       ====       =======
LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................. $   401    $  154                  $   555
  Accrued expenses..................   1,153       361                    1,514
  Income taxes......................      21         -                       21
  Long-term debt due within one
   year.............................      49        44                       93
                                     -------    ------                  -------
                                       1,624       559                    2,183

Long-term debt......................   3,709     1,741                    5,450
Deferred credits and other
 liabilities........................   1,454       624       $ 37  (i)    2,115
Minority interests in equity of
 consolidated entities..............     204        17                      221
Common stockholders' equity.........   4,848     1,026        (25) (i)    5,849
                                     -------    ------       ----       -------
                                     $11,839    $3,967       $ 12       $15,818
                                     =======    ======       ====       =======


   See notes to unaudited pro forma condensed combined financial statements.

COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

  For accounting purposes, the Merger will be treated as a pooling of interests. Accordingly, the accompanying unaudited pro forma condensed combined financial statements give retroactive effect to the Merger and include the combined operations of Columbia and Healthtrust for all periods presented.

  The MCA Merger (consummated by Columbia in September 1994) and the EPIC Merger (consummated by Healthtrust in May 1994) were accounted for under the purchase method, and the historical financial statements of both Columbia and Healthtrust include the accounts of these respective entities since the date of acquisition. In addition, the pro forma condensed combined income statements for the year ended December 31, 1993 and the nine months ended September 30, 1994 reflect the operating results of both MCA and EPIC as if these entities were acquired at the beginning of each respective period.

  Columbia's annual financial reporting period ending on December 31 will be adopted by the combined entity. Upon consummation of the Merger, the historical financial information related to Healthtrust will be recast to conform to a calendar year reporting period.

  In December 1991, Healthtrust completed a recapitalization plan that included the reacquisition of its preferred stock from Columbia. The historical consolidated statements of operations of Healthtrust prior to the recapitalization reflected dividends paid and discount accretion on such preferred stock in the calculation of net income to common stockholders. Upon consummation of the Merger, such dividends and related accretion will be eliminated and, accordingly, are not reflected in the accompanying pro forma combined income statements.

NOTE 2 -- PRO FORMA ADJUSTMENTS

  The adjustments to the pro forma financial statements are discussed below:

 MCA Merger:

  (a) To increase amortization expense by $10 million for the nine months ended September 30, 1994 and $12 million for the year ended December 31, 1993 related to the excess of purchase price over fair value of net assets acquired.

 EPIC Merger:

  (b) To eliminate compensation expense of $2 million for the nine months ended September 30, 1994 and $4 million for the year ended December 31, 1993 related to a stock appreciation rights plan terminated upon consummation of the EPIC Merger.

  (c) To increase amortization expense by $6 million for the nine months ended September 30, 1994 and $11 million for the year ended December 31, 1993 related to the excess of purchase price over fair value of net assets acquired.

  (d) To eliminate interest expense of $14 million for the nine months ended September 30, 1994 and $29 million for the year ended December 31, 1993 in connection with the refinancing of long-term debt.

  (e) To eliminate interest income of $5 million for the nine months ended September 30, 1994 and $8 million for the year ended December 31, 1993 in connection with the refinancing of long-term debt.

COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

 The Merger:

  (f) To eliminate revenues and operating expenses associated with computer information services provided to Healthtrust by Columbia as follows (dollars in millions):

       Nine months ended September 30:
         1994.............................................................. $14
         1993..............................................................  12
       Years ended December 31:
         1993..............................................................  17
         1992..............................................................  15
         1991..............................................................  16

  (g) To eliminate discounting of Healthtrust professional and general liability loss provisions to conform to Columbia's accounting method as follows (dollars in millions):

       Nine months ended September 30:
         1994............................................................... $2
         1993...............................................................  2
       Years ended December 31:
         1993...............................................................  3
         1992...............................................................  4
         1991...............................................................  3

  (h) To eliminate gains recorded by Columbia on the sale of its investments in Healthtrust preferred stock, warrants and common stock totaling $93 million in 1992 and $221 million in 1991.

  (i) To increase the allowance for professional and general liability risks related to the elimination of discounting discussed in (g) above, net of deferred income taxes, as follows (dollars in millions):

       Increase in allowance for professional and general liability risks............................................................  $ 61
       Income tax effect.................................................   (24)
                                                                           ----
                                                                             37
       Portion of the adjustment allocable to intangible assets recorded
        in the EPIC Merger...............................................   (12)
                                                                           ----
       Cumulative effect of change in accounting.........................  $ 25
                                                                           ====

NOTE 3 -- INCOME TAXES

  Estimated provision for income taxes related to pro forma adjustments are based on either historical amounts for those adjustments eliminating intercompany transactions or an assumed combined federal and state income tax rate of 40%, adjusted for certain nondeductible items.

COLUMBIA/HCA HEALTHCARE CORPORATION AND HEALTHTRUST, INC.-THE HOSPITAL COMPANY
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 4 -- EARNINGS PER COMMON SHARE

  Shares used in pro forma earnings per common and common equivalent share are computed as follows (in thousands):

                          FOR THE NINE MONTHS
                          ENDED SEPTEMBER 30,  FOR THE YEARS ENDED DECEMBER 31,
                          -------------------  ---------------------------------
                            1994      1993        1993       1992        1991
                          --------- ---------  ---------- ----------  ----------
Columbia:
  Weighted average common
   and common
   equivalent shares.....   344,954   338,744     339,222    328,564     279,954
  MCA common and common
   equivalent shares
   effected for the
   applicable exchange
   ratio.................    19,878         -      25,743          -           -
                          --------- ---------  ---------- ----------  ----------
                            364,832   338,744     364,965    328,564     279,954
                          --------- ---------  ---------- ----------  ----------
Healthtrust:
  Weighted average common
   and common
   equivalent shares.....    88,450    83,677      83,864     82,579      60,281
  Common shares issued in
   connection with the
   EPIC Merger...........     2,889         -       5,200          -           -
  Shares held as an in-
   vestment by Columbia..         -         -           -     (9,221)          -
                          --------- ---------  ---------- ----------  ----------
                             91,339    83,677      89,064     73,358      60,281
  Exchange Ratio.........       .88       .88         .88        .88         .88
                          --------- ---------  ---------- ----------  ----------
                             80,378    73,636      78,376     64,555      53,047
                          --------- ---------  ---------- ----------  ----------
  Shares used in earnings
   per common and
   common equivalent
   share computations....   445,210   412,380     443,341    393,119     333,001
                          ========= =========  ========== ==========  ==========

NOTE 5 -- MERGER COSTS

  No provision has been reflected in the unaudited pro forma condensed combined financial statements for expenses expected to be incurred by Columbia and Healthtrust in connection with the Merger. These expenses, consisting primarily of amounts related to employee benefit and severance costs, investment advisory and professional fees, and expenses for printing and distributing proxy materials, will be charged to expense upon completion of the Merger. No provision has been reflected for the possible refinancing of existing Healthtrust long-term debt after consummation of the Merger, nor has any provision been recorded for other costs, if any, related to the Merger that may be incurred by the combined entity.